As filed with the Securities and Exchange Commission on September 23, 2004.

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CEC ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Kansas	48-0905805
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4441 West Airport Freeway, Irving, Texas 75062

(Address of principal executive offices and zip code)

CEC ENTERTAINMENT, INC.

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

(Full title of the plan)

Richard M. Frank

Chairman of the Board and Chief Executive Officer

4441 West Airport Freeway

Irving, Texas 75062

(Name and address of agent for service)

(972) 258-8507

(Telephone number, including area code, of agent for service)

With a Copy to:

Ted S. Schweinfurth

Winstead Sechrest & Minick P.C.

5400 Renaissance Tower

1201 Elm Street

Dallas, Texas 75270

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount To be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.10 par value per share	100,000	$35.8788	$3,587,880.00	$454.58

(1)	Shares of common stock of CEC Entertainment, Inc., par value $0.10 per share (the “Common Stock”), being registered hereby relate to the CEC Entertainment, Inc. Non-Employee Directors Stock Option Plan (as amended, the “Plan”). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act on the basis of the average of the high and low sale prices of the Common Stock on September 20, 2004, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

We are filing this registration statement on Form S-8 (this “Registration Statement”) for the purpose of registering an additional 100,000 shares of our common stock, par value $0.10 per share (“Common Stock”), for issuance pursuant to the CEC Entertainment, Inc. Non-Employee Directors Stock Option Plan (as amended, the “Plan”), which we amended effective May 20, 2004 to increase the number of shares of Common Stock available for issuance upon the exercise of stock options granted under the Plan. Pursuant to Instruction C of Form S-8, we are including a re-offer prospectus within this registration statement. We have previously filed with the Securities and Exchange Commission (the “Commission”) the following registration statements on Form S-8 under the Securities Act of 1933, as amended, the contents of which are hereby incorporated herein by reference:

(a)	Form S-8 Registration Statement (File No. 333-13077), filed with the Commission on September 30, 1996.

(b)	Post Effective Amendment to Form S-8 Registration Statement (File No. 333-13077), filed with the Commission on November 6, 2001.

RE-OFFER PROSPECTUS

CEC ENTERTAINMENT, INC.

127,500 shares

Common Stock, $0.10 par value per share

This prospectus relates to 127,500 shares of common stock, $0.10 par value per share, of CEC Entertainment, Inc. which may be offered from time to time by the selling stockholders identified under the caption “Selling Stockholders” in this prospectus for their own accounts. Each of the selling stockholders acquired or will acquire the shares of common stock covered by this prospectus pursuant to the CEC Entertainment, Inc. Non-Employee Directors Stock Option Plan (as amended, the “Plan”).

This prospectus has been prepared for the purpose of registering the shares of common stock under the Securities Act of 1933 (the “Securities Act”) to allow for future sale by the selling stockholders, on a continuous or delayed basis, to the public without restriction. Each selling stockholder and any participating broker or dealer may be deemed to be an “underwriter” within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling stockholder and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

Our common stock is traded on the New York Stock Exchange under the symbol “CEC.” On September 20, 2004, the last reported sale price of our common stock was $36.02 per share.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of common stock we are offering, or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2004.

EXHIBIT A: CEC ENTERTAINMENT, INC. NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

- i -

CEC ENTERTAINMENT, INC.

CEC Entertainment, Inc. was incorporated in the State of Kansas in 1980 and is engaged in the family restaurant/entertainment center business. As of June 27, 2004, we operated 430 Chuck E. Cheese’s ® restaurants, and our franchisees operated 49 restaurants.

Chuck E. Cheese’s restaurants offer a variety of pizza, a salad bar, sandwiches, appetizers and desserts and feature musical and comic entertainment by robotic and animated characters, family-oriented games, rides and arcade-style activities. The restaurants are intended to appeal to families with children between the ages of 2 and 12.

To maintain a unique and exciting environment in the restaurants, we believe it is essential to reinvest capital through the evolution of our games, rides and entertainment packages and continuing enhancement of our facilities. In 2000, we initiated a Phase III upgrade program that generally includes a new toddler play area, skill games and rides, kiddie games and rides, SkyTubes® enhancements, and prize area enhancements with ticket counting machines. We completed Phase III upgrades in 28, 105, 123 and 50 restaurants in 2000, 2001, 2002 and 2003, respectively, and completed this upgrade program in 2003.

In 2003, we also initiated a game rotation plan. The primary components of this plan are to provide new and transferred games and rides and enhanced consumer marketing materials including a new menu board. We are currently testing revisions to the building exterior along with interior enhancements in conjunction with a game rotation. We completed 33 game rotations in 2003 and plan to complete 60 to 80 game rotations in 2004.

In 2003, we also began a major remodel or reconfiguration plan in a select number of restaurants that are believed to have the greatest opportunity to significantly increase sales and provide an adequate return on investment. The primary components of a reconfiguration include a relocation of the dining and playroom areas, expansion of the space allocated to the game room, and an increase in the number of games. We completed three major remodels or reconfigurations in 2003 and have identified ten specific locations for a major remodel or reconfiguration including three franchise locations acquired in 2003.

Our principal offices are located at 4441 West Airport Freeway, Irving, Texas 75062 and our telephone number is (972) 258-8507.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. We believe these are the material risks currently facing our business. Our business, financial condition or results of operations could be materially adversely affected by these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information included or incorporated by reference in this prospectus, including our financial statements and related notes.

We may not be able to implement successfully our growth strategies.

Our continued growth depends, to a significant degree, on our ability to implement successfully our growth strategies. Among such strategies, we plan to continue to open new stores in selected markets. The opening and success of new Chuck E. Cheese’s restaurant/entertainment centers will depend on various factors, including the availability of suitable sites, the negotiation of acceptable lease terms for such locations, the ability to meet construction schedules, the ability to manage such expansion and hire and train personnel, as well as general economic and business conditions. Our ability to open successfully new stores will also depend upon the availability of sufficient funds for such purpose, including funds from operations, our existing credit facility, future debt financings, future equity offerings or a combination thereof. There can be no assurance that we will be successful in opening and operating the number of anticipated new stores on a timely or profitable basis. Our growth is also dependent on management’s ability to evolve continually and update our concept to anticipate and respond to changing customer needs and competitive conditions. There can be no assurance that management will be able to anticipate successfully changes in competitive conditions or customer needs or that the market will accept our concepts.

The success of the restaurant/entertainment industry is dependent upon many factors, over which we have little or no control.

The restaurant/entertainment industry is affected by national, regional and local economic conditions, demographic trends and consumer tastes. The performance of individual restaurants may be affected by factors such as traffic patterns and the type, number and location of competing restaurants. Dependence on frequent deliveries of fresh food products also subjects food service businesses to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality and cost of ingredients. In addition, factors such as inflation, increased food, labor and employee benefit costs and the availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and our restaurant/entertainment centers in particular. The entertainment industry is affected by many factors, including changes in customer preferences and increases in the type and number of entertainment offerings. Operating costs may also be affected by further increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters over which we have no control.

We may not be able to compete successfully with our competitors in the restaurant and entertainment center industries.

We believe that our combined restaurant/entertainment center concept puts us in a niche which combines elements of both the restaurant and entertainment industries. As a result, we, to some degree, compete with entities in both industries. Although other restaurant chains presently utilize the concept of combined family restaurant/entertainment operations, we believe these competitors operate primarily on a local or regional, market-by-market basis. Within the traditional restaurant sector, we compete with other casual restaurants on a nationwide basis. In addition to such national restaurant chains and regional and local restaurant/family entertainment competitors, we compete with other concepts that target the same consumer, including “fun centers.” These fun centers have experienced rapid expansion which has affected our historical performance. Our high operating leverage may make us particularly susceptible to competition. Such competitive market conditions, including the emergence of significant new competition, could adversely affect our ability to successfully increase our results of operations.

Our business depends on a limited number of key personnel, and the loss of any of these could materially and adversely affect our business.

The success of our business will continue to be highly dependent upon Richard M. Frank, our Chairman of the Board and Chief Executive Officer, Michael H. Magusiak, our President, and other members of our senior management. Although we have entered into employment agreements with each of Mr. Frank and Mr. Magusiak, the loss of the services of either of such individuals could have a material adverse effect upon our business and development. Our success will also depend upon our ability to retain and attract additional skilled management personnel to our senior management team and at our operational level. There can be no assurances that we will be able to retain the services of Messrs. Frank or Magusiak, senior members of our management team or the required operational support at the store level in the future.

Our success depends upon the success of our franchise operations.

Our success is also dependent, to some degree, upon our franchise operations and the manner in which our franchisees operate and develop their restaurant/entertainment centers to promote and develop our concept and our reputation for quality and value. Currently, 10% of our restaurant/entertainment centers are owned and operated by our franchisees. Although we have established criteria to evaluate prospective franchisees, there can be no assurance that current or prospective franchisees will have the business abilities or access to financial resources necessary to successfully develop or operate restaurant/entertainment centers in their franchise areas in a manner consistent with our concepts and standards.

We may be subject to adverse effects from potential negative publicity.

Our target market of 2 to 12 year old children and families with small children is potentially highly sensitive to adverse publicity. There can be no assurance that we will not experience negative publicity regarding one or more of our restaurant/entertainment centers. The occurrence of negative publicity regarding one or more of our locations could materially and adversely affect our image with our customers and our results of operations.

Our results of operations greatly fluctuate between quarters.

We have experienced, and in the future could experience, quarterly variations in revenues as a result of a variety of factors, many of which are outside our control, including the timing and number of new store openings, the timing of capital investments in existing stores, unfavorable weather conditions and natural disasters. We typically experience lower net sales in the second and fourth quarters than in the first and third quarters. If revenues are below expectations in any given quarter, our operating results would likely be materially adversely affected for that quarter.

We and our franchisees are subject to government regulation and failure to, or the inability to, comply with these regulations may adversely affect our business.

We and our franchisees are subject to various federal, state and local laws and regulations affecting operations, including those relating to the use of video and arcade games and rides, the preparation and sale of food, and those relating to building and zoning requirements. We and our franchisees are also subject to laws governing our relationship with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. In addition, we are subject to regulation by the Federal Trade Commission and must comply with certain state laws which govern the offer, sale and termination of franchises and the refusal to renew franchises. Difficulties or failures in obtaining required licenses or other regulatory approvals could delay or prevent the opening of a new restaurant/entertainment center, and the suspension of, or inability to renew, a license or permit could interrupt operations at an existing restaurant.

Our stock price is volatile.

The price of our common stock has been volatile and can be expected to be significantly affected by factors such as:

•	quarterly variations in our results of operations;

•	quarterly variations in our competitors’ results of operations;

•	changes in earnings estimates or buy/sell recommendations by financial analysts;

•	the stock price performance of comparable companies; and

•	general market conditions or market conditions specific to particular industries.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on current expectations, estimates and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate” or “believe.” We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that these expectations will occur. Our actual future performance could differ materially from these statements. Factors that could cause or contribute to these differences include, but are not limited to,

•	uncertainties regarding the ability to open new stores;

•	our ability to acquire additional locations for stores on favorable terms;

•	our ability to enhance the performance of these acquired stores;

•	the results of our litigation;

•	interest rates; and

•	the other risks detailed from time to time in our Securities and Exchange Commission (the “Commission”) reports.

Additional factors that could cause our actual results to differ materially from our expectations are discussed under the section entitled “Risk Factors” and elsewhere in this prospectus. You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

The shares of our common stock to which this prospectus relates are being registered for re-offers and resales by the selling stockholders, who acquired or will acquire shares of common stock pursuant to the Plan. The selling stockholders may resell all, a portion or none of these shares of common stock from time to time. The table below sets forth with respect to each selling stockholder, based upon information available to us as of September 20, 2004, the name of such selling stockholder, the number of shares of common stock owned, the number of shares offered by this prospectus and the number and percent of shares of common stock owned assuming the sale of all of the shares offered hereby.

	Securities Beneficially Owned Prior to Offering		Securities Offered		Securities Owned After the Offering
Selling Stockholder	Common Stock	Common Stock Subject to Stock Options	Common Stock	Common Stock Subject to Stock Options	Number	%
Tim T. Morris	1,500	25,500	-0-	25,500	1,500	*
Louis P. Neeb	-0-	25,500	-0-	25,500	-0-	-0-
Cynthia I. Pharr Lee	225	25,500	-0-	25,500	225	*
Walter Tyree	5,625	25,500	-0-	25,500	5,625	*
Raymond E. Wooldridge	33,750	25,500	-0-	25,500	33,750	*

Total	41,100	127,500	-0-	127,500	41,100

*	= less than 1%

The information provided in the table above with respect to the selling stockholders has been obtained from the selling stockholders. Except as otherwise disclosed above or in documents incorporated herein by reference, the selling stockholders have not within the past three years had any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholder sells all of the shares offered hereby) can be given as to the number of shares that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information set forth herein the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

Each selling stockholder may sell his or her shares of common stock covered by this prospectus for value from time to time in one or more transactions on the New York Stock Exchange, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders may effect such transactions by selling the shares of common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

Each selling stockholder and any broker-dealer that participates in the distribution of the shares of common stock may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

In addition to the shares of common stock sold hereunder, the selling stockholders, may, at any time, sell any shares of common stock owned by them in compliance with all of the requirements of Rule 144 of the Securities Act, regardless of whether such shares are covered by this prospectus.

There is no assurance that the selling stockholders will sell all or any portion of the shares of common stock offered hereby or that the selling stockholders will transfer, devise or gift these shares by other means.

We will pay all expenses in connection with this offering and will not receive any proceeds from sales of any shares of common stock by the selling stockholders.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Winstead Sechrest & Minick P.C.

EXPERTS

The consolidated financial statements of CEC Entertainment, Inc. and our subsidiaries as of December 28, 2003 and December 29, 2002 and the related consolidated statements of earnings and comprehensive income, stockholders’ equity and cash flow for each of the three years in the period ended December 28, 2003 are incorporated by reference in this prospectus from our Form 10-K filed March 11, 2004. These financial statements have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. You should contact us at CEC Entertainment, Inc., Attention: Legal Department, 4441 West Airport Freeway, Irving, Texas 75062, telephone number (972) 258-8507 should you desire any of these documents.

The following documents, which we previously filed with the Commission pursuant to Sections 13 or 15 of the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference into this prospectus:

(a)	our Annual Report on Form 10-K (File No. 001-13687) for the year ended December 28, 2003;

(b)	the portions of our proxy statement (File No. 001-13687) for our 2004 annual meeting of stockholders that have been incorporated by reference into our Annual Report on Form 10-K;

(c)	our Quarterly Reports on Form 10-Q, as amended (File No. 001-13687), for the quarters ended March 28, 2004 and June 27, 2004;

(d)	our Current Reports on Form 8-K (File No. 001-13687) filed on April 14, 2004 and July 14, 2004 (but specifically excluding those portions merely furnished to the Commission under Item 12 thereof); and

(e)	the description of our Common Stock contained in our registration statement on Form 8-A (File No. 001-13687) filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

Finally, we incorporate by reference in this prospectus all documents that we may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Those documents are a part of this prospectus from the date of filing. Any statement incorporated by reference in this prospectus shall be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. Any statement that is modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, proxy statements and other information we file at the Commission’s public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation and location of the public reference room. Our filings are also available to the public at the web site maintained by the Commission at http://www.sec.gov and at our web site at http://www.chuckecheese.com.

We have filed a registration statement on Form S-8 with the Commission to register the issuance of the common stock we are offering under the Plan. This prospectus is part of that registration statement. As allowed by the Commission’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Kansas General Corporation Code (the “KGCC”)

Section 17-6305(a) of the KGCC empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts (including attorneys’ fees) paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that he or she did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 17-6305(b) of the KGCC empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 17-6305(c) of the KGCC provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 17-6305, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 17-6305(d) of the KGCC provides that any indemnification under subsections (a) and (b) of Section 17-6305 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 17-6305. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) whether or not such a quorum is obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

Section 17-6305(e) of the KGCC provides that expenses incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in Section 17-6305. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Articles of Incorporation

Our Articles of Incorporation (the “Articles”) provide that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Articles do not eliminate liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchases or redemptions, pursuant to Section 17-6424 of the KGCC, or (iv) for any transaction from which the director derived an improper personal benefit. Further, our Articles provide that we may agree to the terms and conditions upon which any director, officer, employee or agent accepts his or her office or position and in our Bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the corporation, or any other person who serves at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent permitted by the laws of the State of Kansas.

Bylaws

Our Bylaws provide that each person who is or was a director or officer of the corporation or is or was serving at our request as a director, officer, employee or agent of another entity (including the heirs, executors, administrators or estate of such person) shall be indemnified by us as of right to the full extent permitted or authorized by the laws of the State of Kansas, as now in effect and as hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than permitted prior thereto) against any liability, judgment, fine, amount paid in settlement, cost and expense (including attorneys’ fees) asserted or threatened against and incurred by such person in his or her capacity as or arising out of his or her status as a director or officer of the corporation or, if serving at our request, as a director, officer, employee or agent of another entity. The indemnification provisions of our Bylaws are not exclusive of any other rights to which those indemnified may be entitled under any other provision of our Bylaws or under any agreement, vote of stockholders or disinterested directors or otherwise, and shall not limit in any way any right which we may have to make different or further indemnification with respect to the same or different persons or classes of persons. Our Bylaws further provide that we will advance to any person entitled to indemnification thereunder such expenses and costs as such person may incur in connection with any matter, event, claim or cause of action for which indemnification is, or may be, available hereunder provided that such person agrees to return to us any such funds so advanced in the event that such person is not entitled to such indemnification.

In addition, our Bylaws provide that no person will be liable to us for any loss, damage, liability or expense suffered by him or her on account of any action taken or omitted to be taken by him or her as a director or officer of the corporation or of any other entity which he or she serves as a director, officer, employee or agent at our request, if such person (i) exercised the same degree of care and skill as a prudent person would have exercised under the circumstances in the conduct of his or her own affairs, or (ii) took or omitted to take such action in reliance upon advice of our counsel, or for such other entity, or upon statements made or information furnished by directors, officers, employees or agents of the corporation or for such other entity which he or she had no reasonable grounds to disbelieve.

Indemnification Agreements and Insurance

We have limited indemnification agreements with certain officers that are included in such officers’ employment agreements.

We also maintain a directors’ and officers’ liability insurance policy insuring our directors and officers against certain losses resulting from certain acts committed by them in their capacities as directors and officers of the corporation.

Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXHIBIT A

CEC ENTERTAINMENT, INC.

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

ARTICLE I

PURPOSE AND ADMINISTRATION

1.1 Purpose. The purpose of the CEC Entertainment, Inc. Non-Employee Directors Stock Option Plan (the “Plan”) is to strengthen CEC Entertainment, Inc. (the “Company”) by providing a means of retaining and attracting competent non-employee personnel to serve on its board of directors by extending such individuals added long-term incentives for high levels of performance and for unusual efforts designed to improve the financial performance of the Company. In order to effectuate this intent, the Company will, pursuant to this Plan, grant to each non-employee director the herein specified options to acquire shares of common stock of the Company (“Common Stock”), which options shall vest over a specified period of time.

1.2 Administration. The Plan shall be administered by a committee (the “Committee”) which shall be comprised of the President of the Company and the Chief Financial Officer of the Company.

Subject to the express provisions of the Plan, the Committee shall have powers and authorities which are exclusively ministerial in nature, including the authority to construe and interpret the Plan, to define the terms used in the Plan, to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Committee on all such matters referred to in this Plan shall be conclusive. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction under the Plan.

1.3 Participation. Each member of the Board of Directors of the Company (the “Board”) who is not employed by the Company or any Affiliate (collectively, the “Non-Employee Directors”) shall be eligible and shall participate in the Plan. For purposes of the Plan, the term “Affiliate” shall mean any entity in which the Company directly or through intervening subsidiaries owns twenty-five percent (25%) or more of the total combined vetoing power or value of all classes of stock or, in the case of an unincorporated entity, a twenty-five percent (25%) or more interest in the capital and profits.

1.4 Stock Subject to the Plan. Subject to adjustment as provided in Section 3.1 hereof, the stock to be offered under the Plan shall be treasury shares or shares of the Company’s authorized but unissued Common Stock (hereinafter collectively called “Stock”). The aggregate number of shares of Stock to be issued upon exercise of all options granted under the Plan shall not exceed 437,500 shares, subject to adjustments as set forth in Section 3.1 hereof. If any option granted hereunder shall lapse or terminate for any reason without having been fully exercised, the shares subject thereto shall again be available for purposes of the Plan.

1.5 Restrictions on Exercise. No option granted hereunder may be exercised until a registration statement under the Securities Act of 1933, as amended (the “Act”), relating to the Stock issuable upon exercise of such option has been filed with, and declared effective by, the

Exhibit A-1

Securities and Exchange Commission (the “Commission”), and there is available for delivery a prospectus meeting the requirements of Section 10 of the Act, or until the Committee has determined that the issuance of Stock upon such exercise is exempt from the registration and prospectus requirements of the Act.

ARTICLE II

STOCK OPTIONS

2.1 Grant and Option Price.

(a) On the day a Non-Employee Director is first elected or appointed to the Board, such Non-Employee Director shall be granted an option to purchase 15,000 shares of Stock.

(b) On the fifth Business Day in January of the year following the effective date of the Plan, each Non-Employee Director who was previously elected to the Board and who continues to serve in such capacity at such time shall be granted an option to purchase 7,500 shares of Stock. For purposes of the Plan, the term “Business Day” shall mean a day on which the New York Stock Exchange is open for business and is conducting normal trading activity.

(c) The purchase of the Stock covered by each option granted under the Plan shall be equal to the Fair Market Value of such Stock on the grant date. For purposes of the Plan, the term “Fair Market Value” shall mean the average of the closing prices of the Common Stock as reported by the New York Stock Exchange for the five trading-day period ending on and including the date of grant.

(d) The total grant under both paragraphs (a) and (b) above shall be limited accordingly to the greatest number of whole shares of Stock which may thus be granted thereunder.

2.2 Stock Option Agreement. Each option granted pursuant to the Plan shall be evidenced by a Stock Option Agreement or Certificate (“Option Agreement”), in such form as the Committee shall require, between the Company and the Non-Employee Director to whom the option has been granted (the “Optionee”).

2.3 Option Period. Each option and all rights or obligations thereunder shall expire on the seventh anniversary of the grant date (the “Expiration Date”); provided, however, the option shall be subject to earlier termination as hereinafter provided.

Exhibit A-2

2.4 Vesting and Exercise of Options.

(a) Subject to Section 3.2 hereof, an option granted pursuant to Sections 2.1(a) or (b) hereof shall be exercisable only to the extent of shares that have vested in accordance with the following schedule:

Annual Anniversary of Date of Grant	Portion of Shares That are Vested On or After Such Anniversary and Before Next Anniversary
First	0%
Second	50%
Third	100%

(b) The purchase price of the stock purchased upon exercise of an option shall be paid in full in cash or by check at the time of each exercise of an option; provided, however, that if the Option Agreement so provides and upon receipt of all regulatory approvals, the person exercising the option may deliver in payment of a portion or all of the purchase price certificates for Common Stock of the Company, which shall be valued at the Fair Market Value of such Stock on the date of exercise of the option.

2.5 Transferability of Options. An option certificate or contract may permit an Optionee to transfer his or her options to members of his or her Immediate Family, to one or more trusts for the benefit of such Immediate Family members, or to one or more partnerships where such Immediate Family members are the only partners if (i) the certificate or contract setting forth such options expressly provides that the options may be transferred, (ii) the Optionee obtains the prior written consent of the Committee for such transfer, and (iii) the Optionee does not receive any consideration in any form whatsoever for said transfer. Any options so transferred shall continue to be subject to the same terms and conditions in the hands of the transferee as were applicable to said option immediately prior to the transfer thereof. Any option not (i) granted pursuant to any certificate or contract expressly allowing the transfer of said option or (ii) amended expressly to permit its transfer shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution and such option shall be exercisable during the Optionee’s lifetime only by the Optionee. “Immediate Family” means the children, grandchildren or spouse of the Optionee.

2.6 Termination of Directorship.

(a) If the directorship of the Optionee is terminated for any reason other than (i) death of the Optionee, or (ii) on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Affiliate, an option (to the extent otherwise exercisable on the date of such termination) shall be exercisable by the Optionee at any time prior to the Expiration Date of the option or within thirty (30) days after the date of such termination of the directorship, whichever is the shorter period.

(b) If an Optionee dies while serving as a member of the Board, the option shall be exercisable (whether or not exercisable on the date of the death of such Optionee) by the person or persons entitled to do so under the Optionee’s will, or, if the

Exhibit A-3

Optionee shall fail to make testamentary disposition of said option or shall die intestate, by the Optionee’s legal representative or representatives, at any time prior to the Expiration Date of the option or within six (6) months after the date of such death, whichever is the shorter period. If an Optionee dies during the thirty (30) day period described in subsection (a) above, the option shall be exercisable (but only to the extent exercisable on the date of death of such Optionee) by the person or persons described above at any time within the thirty (30) day period described in subsection (a) above or within six (6) months after the date of such death, whichever is the longer period, but in no event after the Expiration Date of the option.

(c) The option of a Non-Employee Director shall automatically terminate as of the date his or her directorship is terminated, if the directorship is terminated on account of any act of (a) fraud or intentional misrepresentation, or (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Affiliate.

2.7 Issuance of Stock Certificates. Upon exercise of an option, but subject to the provisions of Section 3.5 of the Plan, the person exercising the option shall be entitled to one stock certificate evidencing the shares acquired upon such exercise; provided, however, that any person who tenders Common Stock in payment of a portion or all of the purchase price of Stock purchased upon exercise of the option shall be entitled to receive a separate certificate representing the number of shares purchased in consideration of the tender of such Common Stock.

ARTICLE III

OTHER PROVISIONS

3.1 Adjustments Upon Changes in Capitalization.

(a) If a dividend or stock split shall be hereinafter declared upon the Common Stock of the Company payable in shares of Common Stock of the Company, the number of shares of Common Stock (i) then subject to grant under Section 2.1 (a) and (b), (ii) then subject to any option which has been granted, and (iii) then reserved for issuance pursuant to the Plan but not yet covered by an option shall be adjusted by adding to each such share the numbers of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend or stock split.

(b) If the outstanding shares of the Common Stock of the Company shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split, combination of shares, merger or consolidation, and the Company continues thereafter as the surviving entity, then there shall be substituted for each share of Stock subject to any such option and for each share of Stock reserved for issuance pursuant to the Plan but not yet covered by an option, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be changed or for which each such share shall be exchanged.

Exhibit A-4

(c) If there shall be any change, other than as specified above in subsection (a) and (b), in the number or kind or outstanding shares of Common Stock of the Company or of any stock or other securities into which Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall in its sole discretion determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for issuance pursuant to the Plan but not yet covered by an option and of the shares then subject to an option or options, such adjustment shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each Option Agreement.

(d) In the case of any such substitution or adjustment as provided for in this Section 3.1, the option price in each Option Agreement for each share covered thereby prior to such substitution or adjustment will be the option price for all shares of stock or other securities which shall have been substituted for such share or to which such adjustment provided for in this Section 3.1 shall be made. No adjustment or substitution provided for in this Section 3.1 shall require the Company pursuant to any Option Agreement to sell a fractional share, and the total substitution or adjustment with respect to each Option Agreement shall be limited accordingly.

3.2 Continuation of Directorship. Nothing contained in this Plan (nor in any option granted pursuant to this Plan) shall confer upon any Non-Employee Director any right to continue as a member of the Board or constitute any contract or agreement or interfere in any way with the right of the Company to remove such Non-Employee Director from the Board. Nothing contained herein or in any Option Agreement shall affect any other contractual rights of a Non-Employee Director.

3.25 Change of Control. If while any unexercised options remain outstanding under the Plan, a Change of Control (as hereinafter defined) shall have occurred, then all such options shall be exercisable in full, notwithstanding Section 2.4 hereof or any other provision in the Plan or Option Agreement to the contrary. For purposes of the Plan, a “Change of Control” shall be deemed to have occurred with respect to the Company: (A) on the date in which the Company executes an agreement or an agreement in principle (i) with respect to any merger, consolidation or other business combination by the Company with or into another entity and the Company is not the surviving entity, or (ii) to sell or otherwise dispose of all or substantially all of its assets, or (iii) to adopt a plan of liquidation; or (B) on the date in which public announcement is made that the “beneficial ownership” [as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)], of securities representing more than 50% of the combined voting power of the Company is being acquired by a “person” within the meaning of sections 13(d) and 14(d) of the Exchange Act; or (C) if, during any period of eighteen (18) consecutive months, individuals who at the beginning of such period were members of the Board of Directors cease for any reason to constitute at least a majority thereof (unless the appointment or election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period); provided, however, that in no event shall a change in the composition of the Company’s Board of Directors pursuant to an election of Board members pursuant to Section 4.6 of the Company’s Articles of Incorporation, as amended, constitute or result in a Change of Control for purposes of this Section 3.25.

Exhibit A-5

3.3 Amendment and Termination. The Board may at any time suspend or terminate the Plan. No option may be granted during any suspension of the Plan or after such termination. The amendment, suspension or termination of the Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any option theretofore granted under the Plan.

The Board may at any time amend the Plan as it shall deem advisable without further action on the part of the stockholders of the Company, provided, that the Board may not amend any provision of the Plan relating to the amount and price of Stock subject to the options granted hereunder or the timing of grants hereunder more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act, or the rules thereunder, and provided further, that any amendment to the Plan must be approved by the stockholders of the Company if the amendment would (a) materially increase the aggregate number of shares of Stock which may be issued pursuant to options granted under the Plan, (b) materially modify the requirements as to eligibility for participation in the Plan, or (c) materially increase the benefits accruing to holders of options under the Plan.

3.4 Time of Exercise. An option shall be deemed to be exercised when the Secretary of the Company receives written notice of such exercise from the person entitled to exercise the option together with payment of the purchase price made in accordance with Section 2.4 of the Plan.

3.5 Privileges of Stock Ownership and Non-Distributive Intent. The holder of an option shall not be entitled to the privilege of stock ownership as to any shares of Stock not actually issued and delivered to the holder. Subject to the provisions of Section 1.5 above, upon exercise of an option for Stock at a time when there is not in effect under the Act a registration statement relating to the Stock issuable upon exercise thereof or not available for delivery a prospectus meeting the requirements of Section 10 of the Act, the holder of the option shall execute a stock purchase agreement in which he or she shall represent and warrant in writing to the Company that, inter alia, the shares of Stock purchased are being acquired for investment and not with a view to the resale or distribution thereof. No shares of Stock shall be issued upon the exercise of any option unless and until there shall have been compliance with any then applicable requirements of the Commission, other regulatory agencies having jurisdiction and any exchanges upon which securities subject to the option may be listed.

3.6 Effective Date of the Plan. The Plan shall be effective upon approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and the Company’s outstanding shares of preferred stock, voting as one class, present and entitled to vote at a meeting duly held or by the written consent of the holders of a majority of the Common Stock and the Company’s outstanding shares of preferred stock, voting as one class, entitled to vote.

3.7 Expiration. Unless previously terminated or extended by the Board, the Plan shall expire at the close of business on the date which is the last day of the fifteen (15) year period beginning on the date on which the stockholders approve the Plan, and no option shall be granted under it thereafter, but such expiration shall not affect any option theretofore granted.

Exhibit A-6

3.8 Governing Law. The Plan and the options issued hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas applicable to contracts made and performed within that State.

3.9 Applications of Funds. The proceeds received by the Company from the sale of shares pursuant to options shall be used for general corporate purposes.

3.10 No Liability for Good Faith Determinations. Neither the members of the Board not any member of the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to the Plan or any option granted under it.

3.11 Information Confidential. As partial consideration for the granting of each option hereunder, the Optionee shall agree with the Company that he or she will keep confidential all information and knowledge which he or she has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be given in confidence to the Optionee’s spouse or to a financial institution to the extent that such information is necessary.

3.12 Execution of Receipts and Releases. Any payment or any issuance or transfer of shares of Stock to the Optionee, or to his or her legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Board may required any Optionee, legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefore in such form as it shall determine.

3.13 No Guarantee of Interests. Neither the Board nor the Company guarantees the Stock from loss or depreciation.

3.14 Payment of Expenses. All expenses incident to the administration, termination or protection of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company.

3.15 Company Records. Records of the Company and any Affiliate regarding the Optionee’s period of service, termination of service and the reason therefore, leaves of absence, and other matters shall be conclusive for all purposes hereunder, unless determined by the Board to be incorrect.

3.16 Information. The Company and any Affiliate shall, upon request or as may be specifically required hereunder, furnish or cause to be furnished all of the information or documentation which is necessary or required by the Committee to perform its duties and functions under the Plan.

3.17 No Liability of Company. The Company assumes no obligation or responsibility to the Optionee or his or her personal representatives, heirs, legatees or distributees for any act of, or failure to act on the part of, the Board or the Committee.

3.18 Company Action. Any action required of the Company shall be by resolution of the Board or by a person authorized to act by Board resolution.

Exhibit A-7

3.19 Severability. If any provision of this Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

3.20 Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Except as otherwise provided in Section 3.4 of this Plan, any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third (3rd) business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or an Optionee may change, at any time and from time to time, by written notice to the other, the address which it or he or she had theretofore specified for receiving notice. Until it is changed in accordance herewith, the Company and each Optionee shall specify as its and his or her address for receiving notice the address set forth in the Option Agreement pertaining to the shares to which such notice relates.

3.21 Waiver of Notices. Any person entitled to notice hereunder may waive such notice.

3.22 Successors. The Plan shall be binding upon the Optionee, his or her heirs, legatees and legal representatives, upon the Company, its successors and assigns and upon the Board and its successors.

3.23 Headings. The titles and headings of sections and paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

3.24 Word Usage. Words used in the masculine shall apply to the feminine where applicable and, wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

Exhibit A-8

Item 8. Exhibits.

Exhibit Number	Description
4.1	CEC Entertainment, Inc. Non-Employee Directors Stock Option Plan.*

4.2	Amended and Restated Articles of Incorporation of CEC Entertainment, Inc. (incorporated herein by reference to Exhibit 3(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 4, 1999).

4.3	Bylaws of the Company, as amended on April 17, 2001 (incorporated herein by reference to Exhibit 4.3 to the Company’s Form S-8 filed on September 23, 2004 (file no. 333-119218)).

4.4	Specimen form of certificate representing $0.10 par value Common Stock (incorporated herein by reference to Exhibit 4(a) to the Company’s Annual Report on Form 10-K for the year ended December 28, 1990).

5.1	Opinion of Winstead Sechrest & Minick P.C.*

23.1	Consent of Winstead Sechrest & Minick P.C. (included in Exhibit 5.1).*

23.2	Consent of Deloitte & Touche LLP.*

24.1	Power of Attorney (included in the signature page of this Registration Statement).*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CEC Entertainment, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Irving, State of Texas, as of September 23, 2004.

CEC ENTERTAINMENT, INC.

By:	/s/ Richard M. Frank
Richard M. Frank, Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard M. Frank and Michael H. Magusiak, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of September 23, 2004.

/s/ Richard M. Frank Richard M. Frank, Chairman of the Board, Chief Executive Officer, and Director (Principal Executive Officer)	/s/ Cynthia I. Pharr Lee Cynthia I. Pharr Lee, Director

/s/ Michael H. Magusiak Michael H. Magusiak, President and Director	/s/ Walter Tyree Walter Tyree, Director

/s/ Richard T. Huston Richard T. Huston, Director	/s/ Raymond E. Wooldridge Raymond E. Wooldridge, Director

/s/ Tim T. Morris Tim T. Morris, Director	/s/ Christopher D. Morris Christopher D. Morris, Chief Financial Officer (Principal Financial Officer)

/s/ Louis P. Neeb Louis P. Neeb, Director

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	CEC Entertainment, Inc. Non-Employee Directors Stock Option Plan.*

4.2	Amended and Restated Articles of Incorporation of CEC Entertainment, Inc. (incorporated herein by reference to Exhibit 3(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 4, 1999).

4.3	Bylaws of the Company, as amended on April 17, 2001 (incorporated herein by reference to Exhibit 4.3 to the Company’s Form S-8 filed on September 23, 2004 (file no. 333-119218)).

4.4	Specimen form of certificate representing $0.10 par value Common Stock (incorporated herein by reference to Exhibit 4(a) to the Company’s Annual Report on Form 10-K for the year ended December 28, 1990).

5.1	Opinion of Winstead Sechrest & Minick P.C.*

23.1	Consent of Winstead Sechrest & Minick P.C. (included in Exhibit 5.1).*

23.2	Consent of Deloitte & Touche LLP.*

24.1	Power of Attorney (included in the signature page of this Registration Statement).*

*	Filed herewith.